UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

April 30, 2010
Date of Report (Date of earliest event reported)

INTERNET BRANDS, INC.

(Exact name of Registrant as specified in this charter)

Delaware	001-33797	95-4711621
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

909 North Sepulveda Blvd., 11th Floor, El Segundo, CA 90245

(Address of principal executive offices and zip code)

(310) 280-4000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

o  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Amendment to Amended and Restated Bylaws

    (a)          On April 27, 2010, the Board of Directors of Internet Brands, Inc. (the “Board”) approved an amendment to its Amended and Restated Bylaws, effective immediately, which increased the number of directors on the Board from seven members to eight (the “Bylaws Amendment”).  This description is qualified in its entirety by the Bylaws Amendment, a copy of which is attached as Exhibit 3.1 hereto and is hereby incorporated by reference.

 Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    (d)          On April 27, 2010, the Board, pursuant to Internet Brands’ Amended and Restated Bylaws, unanimously authorized the appointment of W. Allen Beasley as a director to fill the vacancy on the Board, effective immediately.

    Mr. Beasley has been a partner with Redpoint Ventures since October 1999.  From June 1998 to September 1999, Mr. Beasley was an associate with Institutional Venture Partners (IVP). Before joining IVP, he worked in marketing and product management for Ipsilon Networks, a developer of IP switching technology founded in 1994 and acquired by Nokia in 1997.  Mr. Beasley focuses on Internet infrastructure and media investments and currently serves on the board of directors of Answers Corporation, BuzzMedia, Inc., Obopay, Inc. and Plastic Jungle, Inc. Mr. Beasley holds a B.A. from Stanford University and an M.B.A. from Stanford Graduate School of Business.

    Mr. Beasley qualifies as an independent board member as defined by NASDAQ rules.  Mr. Beasley will not receive any remuneration for serving on the Board other than the standard fees paid by Internet Brands to all of its non-employee directors.. There are no arrangements or understandings between Mr. Beasley and any other person, pursuant to which Mr. Beasley was selected as a director.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

3.1  Certificate of Amendment to the Amended and Restated Bylaws

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2010	INTERNET BRANDS, INC.

	By:	/S/ ROBERT N. BRISCO
Robert N. Brisco
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Certificate of Amendment to the Amended and Restated Bylaws